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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                   FORM 11-K

            FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
              AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

(Mark One)

/X/   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

      For the twelve months ended December 31, 1993

                                      or

/ / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      For the transition period from           to

      Commission File No. 1-327

A.    KMART CORPORATION EMPLOYEE SAVINGS PLAN

B.    KMART CORPORATION
      3100 West Big Beaver Road
      Troy, Michigan 48084

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                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Annual Report to be signed by the undersigned, thereunto duly authorized.

The signatory hereby acknowledges and adopts the typed form of his name in the electronic filing of this document with the Securities and Exchange Commission.






KMART CORPORATION
EMPLOYEE SAVINGS PLAN


Date:  June 29, 1994                               By:  Donald L. Morford
                                                        Director of Benefits
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                   KMART CORPORATION EMPLOYEE SAVINGS PLAN
                             FINANCIAL STATEMENTS
                              DECEMBER 31, 1993



                             FILED UNDER FORM SE